                              LIBERTY BANCORP, INC.

                                  PRESS RELEASE
                                  -------------


Liberty Bancorp, Inc. Announces Financial Results
-------------------------------------------------

Liberty, Missouri (January 19, 2007) - Liberty Bancorp, Inc. (NASDAQ: LBCP) announced today net earnings for the quarter ended December 31, 2006 of $514,000, or $.11 per diluted share, compared to net earnings of $325,000, or $.07 per diluted share, for Liberty Savings Bank, F.S.B., the Company's predecessor, for the quarter ended December 31, 2005. The Bank's conversion from the mutual holding company structure to the fully stock structure was completed on July 21, 2006. Liberty Bancorp, Inc. conducts substantially all of its operations through its subsidiary BankLiberty (formerly Liberty Savings Bank, F.S.B.).

Net earnings increased by $189,000, or 58.2%, for the three-month period ended December 31, 2006 as compared to the same period in 2005 due to higher net interest income and lower provision for loan losses, partially offset by higher noninterest expense and income tax expense.

Net interest income increased by 25.2% to $2.5 million for the three-month period ended December 31, 2006 as compared to the same period last year. This improvement was due to a higher level of net interest-earning assets, partially offset by a lower interest rate spread. Provision for loan losses decreased to $32,000 for the three-month period ended December 31, 2006 as compared to $220,000 for the three-month period ended December 31, 2005. Noninterest expense increased to $2.0 million for the three-month period ended December 31, 2006 as compared to $1.6 million for the three-month period ended December 31, 2005 due primarily to higher expenses for compensation, operations from foreclosed real estate, occupancy, equipment, professional services and other expenses.

Total assets increased $7.4 million to $295.0 million as of December 31, 2006 as compared to total assets of $287.6 million as of September 30, 2006. Total loans and mortgage-backed securities increased by $5.3 million during the same period due to increased commercial real estate and construction lending. Stockholders' equity increased by $727,000 during the first three months of fiscal year 2007 primarily due to an increase in retained earnings and a decrease in unrealized losses on investments.

Liberty Bancorp, Inc., through its subsidiary, BankLiberty, offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in Liberty, Missouri with branches in Kansas City, Plattsburg, Platte City and Independence.

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This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.


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

LIBERTY BANCORP, INC.
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

                                CONDENSED CONSOLIDATED BALANCE SHEETS
                                            (UNAUDITED)

                                                    DECEMBER 31, 2006          SEPTEMBER 30, 2006
                                               --------------------------- ---------------------------
ASSETS
Cash and cash equivalents                             $   13,901                       $  13,404
Securities                                                38,923                          37,835
Loans and mortgage-backed securities                     230,233                         224,899
Other assets                                              11,900                          11,423
                                                      ----------                       ---------
   TOTAL ASSETS                                       $  294,957                       $ 287,561
                                                      ==========                       =========
LIABILITIES
Deposits                                              $  214,865                       $ 198,471
FHLB advances                                             24,331                          34,064
Other liabilities                                          6,053                           6,045
                                                      ----------                       ---------
   TOTAL LIABILITIES                                     245,249                         238,580
   TOTAL STOCKHOLDERS' EQUITY                             49,708                          48,981
                                                      ----------                       ---------
   TOTAL LIABILITIES & STOCKHOLDERS' EQUITY           $  294,957                       $ 287,561
                                                      ==========                       =========

                            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                             (UNAUDITED)

                                                                   THREE MONTHS ENDED
                                                                      DECEMBER 31,
                                                         2006                              2005
                                                    -----------------------------------------------
Interest income                                       $    4,876                       $   3,577
Interest expense                                           2,404                           1,603
                                                      ----------                       ---------
     Net interest income                                   2,472                           1,974
Provision for loan losses                                     32                             220
                                                      ----------                       ---------
     Net interest income after provision
      for loan losses                                      2,440                           1,754
Total noninterest income                                     329                             303
Total noninterest expense                                  1,966                           1,564
                                                      ----------                       ---------
     Earnings before income taxes                            803                             493
Income taxes                                                 289                             168
                                                      ----------                       ---------
     NET EARNINGS                                     $      514                       $     325
                                                      ==========                       =========
Basic and diluted earnings per share                  $      .11                       $     .07


Weighted-average shares outstanding for the three months ended December 31, 2005 has been adjusted by the exchange ratio of 3.5004 to calculate earnings per share.

Contact:

       Liberty Bancorp, Inc.
       Brent M. Giles, 816-781-4822
       President and Chief Executive Officer